American Express Retirement Advisor Variable Annuity Fund
                                  Performance Calculations

As disclosed in the Fund's prospectus, cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested.

          Cumulative Total Return = Ending Total Value - Initial Amount Invested
                                           Initial Amount Invested

          where:     Ending Total Value = Initial Investment * ((1 + Gross Total
                                              Return) - Contract Charge Factor)
          and;       Contract Charge Factor = Policy Fee
                                              Estimated Average Policy Size
                     Gross Total Return = Ending AUV - Initial AUV
                                          Initial AUV
                     Average Policy Size = $45,500
                     Policy Fee = $30
                     n = number of years


Average annual total return (T) equates the initial amount invested (P) to the ending redeemable value (ERV) over each period (n) in accordance with the formula prescribed by the Securities and Exchange P(1+T)n = ERV.


Average annual total return with surrender charge

          Ending Redeemable Value = Ending Total Value - Surrender Charge Amount
                                             Initial Amount Invested

          where: Surrender Charge Amount = (Ending Total Value - Free Withdrawal
                                           Amount) * Surrender Charge %
          and; Free Withdrawal Amount is the greater of 10% of the value of the contract on the prior contract anniversary or 100% of earnings on the contract (Ending Total Value - Initial Amount Invested).

The surrender charge percentage depends on the number of years since you made the payments that are surrendered, depending on the schedule you selected:

 Seven year schedule                                               Ten year schedule
 Years from purchase payment                                       Years from purchase
 receipt                        Surrender charge percentage        payment receipt       Surrender charge percentage
       1                                  7%                              1                         8%
       2                                  7                               2                         8
       3                                  7                               3                         8
       4                                  6                               4                         7
       5                                  5                               4                         7
       6                                  4                               6                         6
       7                                  2                               7                         5
   Thereafter                             0                               8                         4
                                                                          9                         3
                                                                         10                         2
                                                                       Thereafter                   0
